Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation
978-694-9121

James Spiezio
spiezio@beaconpower.com

Gene Hunt
hunt@beaconpower.com

Beacon Power Announces Fourth-Quarter, Fiscal Year 2007 Results

TYNGSBORO, Mass. – March 17, 2008 — Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced its financial results for the fourth quarter and fiscal year ended December 31, 2007.

For the fiscal year ended December 31, 2007, Beacon Power reported a net loss of $12.9 million, or ($0.18) per share, compared with a net loss in 2006 of $12.2 million, or ($0.21) per share. The higher loss is primarily attributable to increased spending on research and development of the Company’s Smart Energy 25TM flywheel system and the associated Smart Energy MatrixTM.

Net cash used in operating activities increased from $8.4 million in 2006 to $11.3 million primarily due to higher net loss and changes in operating assets and liabilities. Net cash used in investing activities increased from $272,000 in 2006 to $6.9 million in 2007. This was primarily due to the cost to renovate and prepare the Company’s facility in Tyngsboro to begin commercial production activities and to purchase inventory to build the flywheels to be used in its first frequency regulation facility. These increases in spending were more than offset by increases in cash provided by financing activities of $43.3 million, primarily from the sale of stock and warrants. As of December 31, 2007, the Company had cash and cash equivalents of $30.4 million, as compared to $5.3 million at the end of 2006, and working capital of $28.8 million.

For the fourth quarter of 2007, the Company reported a net loss of $3.9 million, or ($0.05) per share, compared to a net loss of $2.9 million, or ($0.04) per share, for the fourth quarter of 2006. The higher loss during the fourth quarter of 2007 was due to increased research and development spending, costs associated with the Company’s move from Wilmington to Tyngsboro, as well as increases in general and administrative expenses. These increases were partially offset by a reduction to the contract loss reserve.

Beacon Power Corporation • 65 Middlesex Road, Tyngsboro, MA 01879
 • Phone: 978.694.9121
Fax: 978.694.9127
www.beaconpower.com

Beacon Power Announces Fourth Quarter 2007 Financial Results/2

During the fourth quarter of 2007, Beacon Power incurred costs of $1,524,000 in selling, general and administrative expense, compared to $1,235,000 in the fourth quarter of 2006. Research and development expense was $2,925,000 during the fourth quarter of 2007, compared to $1,285,000 in the fourth quarter of 2006. Total operating expenses for the three months ended December 31, 2007, were $4,351,000 compared to $3,031,000 for the same period in 2006, which is a net increase of $1,320,000.

In the fourth quarter of 2008, the Company anticipates revenue from its first commercial frequency regulation facility, which will likely be in New York, as well as from a second plant in New England (at its Tyngsboro site) or the PJM Interconnection. The Company has an option to purchase approximately seven acres of land in Stephentown, NY, and is awaiting the expected approval of a land-use permit it has requested from that town, as well the approval of an active interconnection request to NYISO. As referenced above, Beacon has initiated the process of establishing up to five megawatts of frequency regulation capacity on its Tyngsboro site, and two more potential locations are being actively pursued in the PJM region.

The Company’s key milestones achieved during 2007 included the following:

•	Received certifications or approvals for the Company’s flywheel technology for use in providing frequency regulation services from California ISO, New York ISO, and the PJM Interconnection
•	Completed the design of the 20 MW frequency regulation plant under contract from the U.S. Department of Energy (DOE)
•	Was one of 16 companies (out of 143 pre-applicants) invited to apply for a loan guarantee under a U.S. DOE Loan Guarantee Program
•	Moved to new headquarters and manufacturing facility in Tyngsboro, Mass.

The Company will need to raise additional equity to execute its business plan and continue as a going concern. Because of the continued uncertainty of successfully completing the required financing, the Company’s independent registered public accounting firm has maintained an explanatory paragraph related to a going concern uncertainty in their Audit Report on the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, now in development following approval for use in three of the country’s five open-bid regulation markets, is designed to be a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Beacon Power Announces Fourth Quarter 2007 Financial Results/3

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These “forward-looking” statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in obtaining DOE loan guarantee support for our New York facility; conditions in target markets, including the fact that some ISOs have been slow to comply with the FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection or other zoning and construction approvals in a timely manner; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property, including the effect of the patent litigation recently initiated against us; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006

Revenue	$174,285	$193,200	$1,388,834	$968,577
Cost of goods sold	84,947	155,773	1,248,048	845,102
Gross profit	89,338	37,427	140,786	123,475

Operating expenses:
Selling, general and administrative	1,524,249	1,235,350	5,875,827	6,508,375
Research and development	2,925,338	1,285,455	8,387,025	4,747,685
Loss on sales and contract commitments	(143,441)	418,109	(577,789)	1,384,978
Depreciation and amortization	45,060	22,917	144,424	95,669
Casualty loss (recovery)	—	69,084	(69,084)	69,084
Total operating expenses	4,351,206	3,030,915	13,760,403	12,805,791

Loss from operations	(4,261,868)	(2,993,488)	(13,619,617)	(12,682,316)

Other income, net	313,498	89,306	701,712	518,878
Loss to common shareholders	$(3,948,370)	$(2,904,182)	$(12,917,905)	$(12,163,438)

Loss per share, basic and diluted	$(0.05)	$(0.04)	$(0.18)	$(0.21)
Weighted-average common shares outstanding	84,759,765	59,442,592	73,604,198	59,080,224

Beacon Power Corporation • 65 Middlesex Road, Tyngsboro, MA 01879
 • Phone: 978.694.9121
Fax: 978.694.9127
www.beaconpower.com

BEACON POWER CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$30,417,095	$5,251,337
Accounts receivable, trade	424,788	506,402
Unbilled costs on government contracts	82,195	133,240
Prepaid expenses and other current assets	1,475,084	777,276
Total current assets	32,399,162	6,668,255

Property and equipment, net	7,004,021	415,406
Restricted cash	374,346	174,346
Total assets	$39,777,529	$7,258,007

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$296,463	$453,077
Accrued compensation and benefits	1,024,874	456,075
Other accrued expenses	2,183,217	834,832
Advance billings on contracts	7,222	445,719
Accrued contract loss	67,419	821,032
Restructuring reserve	—	347,408
Total current liabilities	3,579,195	3,358,143

Stockholders' equity:
Common stock	886,590	595,247
Additional paid-in-capital	199,351,427	154,426,395
Deficit accumulated during the development stage	(163,326,844)	(150,408,939)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders' equity	36,198,334	3,899,864

Total liabilities and stockholders' equity	$39,777,529	$7,258,007

SOURCE:
Beacon Power Corporation